Exhibit 10.2

CHANGE-IN-CONTROL AGREEMENT

Dated January 7, 2011

PERSONAL AND CONFIDENTIAL

Michael Connors

Chairman of the Board and Chief Executive Officer

Information Services Group, Inc.

725 Oenoke Ridge Road

New Canaan, CT  06840

Dear Mike:

Information Services Group, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel.  Our Board of Directors (the “Board”) recognizes that the possibility of a change in ownership or control of the Company at some future date may result in the departure or distraction of key personnel to the detriment of the Company and our stockholders.  Therefore, the Board has determined to enter into this agreement with you (i) to encourage and reinforce your attention and dedication to your assigned duties without distraction in the face of the disruptive circumstances that can arise from a possible change in control of the Company, (ii) to enhance our ability to retain you in those circumstances, and (iii) to provide you with fair and reasonable protection from the risks of a change in ownership and control so that you will be in a position to help the Company complete a transaction that would be beneficial to stockholders.

You and the Company agree as follows:

1.         Term of Agreement and Protected Period.

(a)                Term of Agreement. The period during which this Agreement shall be in effect (the “Term”) shall be the period from January 7, 2011 (the “Effective Date”) through the close of business on the second anniversary of the Effective Date; provided, however, that the Term shall be automatically extended for successive one-year periods unless either party hereto gives written notice of non-renewal to the other party not later than the anniversary of the Effective Date that is one year before the then scheduled expiration of the Term; and provided further, that if a Change in Control has occurred prior to expiration of the then current Term, the Term shall continue until the date that is at least 24 months after such occurrence of a Change in Control.

(b)                Protected Period. The “Protected Period” is the period from the time of occurrence of a Change in Control until the date that is 24 months after such occurrence of a Change in Control.  Notwithstanding the preceding sentence, the introductory text to Section 3 provides that certain events occurring before a Change in Control shall be deemed to have occurred during the Protected Period.

2.         Change in Control.

“Change in Control” shall mean the occurrence, during the Term, of a Change in Control as defined in the Amended and Restated 2007 Information Services Group, Inc. Equity Incentive Plan (Section 2(f) and related provisions), as in effect at the date hereof.  For purposes of the definition of “Change in Control,” it is understood that a person will not be deemed the beneficial owner of shares such person has a right to acquire in connection with a merger, consolidation, tender or exchange offer until the consummation of such transaction.

3.         Termination and Resulting Compensation.

The Agreement provides no compensation or benefits in connection with Terminations which occur prior to a Change in Control, except that, if you are Terminated within 60 days prior to a Change in Control by the Company without Cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control, or if you Terminate with Good Reason within 60 days prior to a Change in Control (treating the entry by such a Person into such an agreement as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person, then your Termination shall be deemed to have been during the Protected Period and following a Change in Control and shall qualify for the compensation specified in Section 3(b).

(a)                Termination by the Company for Cause, by You Without Good Reason, or by Reason of Death, and Failure to Perform Duties Due to Disability. If during the Protected Period you are Terminated by the Company for Cause, you voluntarily Terminate without Good Reason, Termination occurs due to your death, or Termination results from your failure to perform your duties with the Company due to a disability, the Company will have no obligation to pay any compensation or benefits to you under this Agreement.

(b)               Terminations Triggering Severance Compensation. In lieu of any other severance compensation to which you may otherwise be entitled upon a termination by the Company not for Cause or a Termination by you for Good Reason under any plan, program, policy, agreement or arrangement of the Company or any subsidiary or affiliate (including any severance agreement or employment agreement), entitlement to which you hereby expressly waive, the Company will pay you the payments described in this Section 3(b) (the “Severance Payments”) upon Termination during the Protected Period and during the Term, unless such termination is (A) by the Company for Cause, (B) by reason of death, (C) due to your failure to perform your duties with the Company due to disability (for which you qualify for disability benefits), or (D) by you without Good Reason.  The compensation provided under this Section 3(b) is as follows:

(i)  The Company will pay you a lump sum severance payment, in cash, equal to two times your Annual Compensation.  For this purpose, your “Annual Compensation” will be the sum of (A) plus (B), where (A) is the greater of your annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based (the “Notice Event”) or your annual base salary in effect immediately prior to the Change in Control, and (B) is the amount equal to the greater of your target annual incentive award (i.e., bonus) for the year in which the Notice Event occurred or the year in which the Change in Control occurred (if no target annual incentive was set at the relevant date, the target annual incentive at such date shall be the target annual incentive in effect for the preceding year increased by the same percentage as the percentage increase (if any) in salary over such preceding year).

(ii)  Other provisions of any plan or annual incentive award authorization notwithstanding, with respect to your annual incentive award for the fiscal year in progress at your Date of Termination (the “Current Annual Incentive”) and your annual incentive award for any previously completed year (the “Prior Year Annual Incentive”) for which your final annual incentive award has not yet been determined by the Board committee or other authorized decision maker with authority to make such determination (the “Committee”):

(A)                              With regard to the Current Annual Incentive you will be paid an annual incentive equal to your target annual incentive for that year (or, if no target has been set for that year, your target annual incentive in effect in the preceding fiscal year) multiplied by a fraction the numerator of which is the number of days from the beginning of the year through your Date of Termination and the denominator of which is 365.  Any portion of your Current Annual Incentive opportunity not payable under this provision will be canceled and forfeited.

(B)                                With regard to the Prior Year Annual Incentive, you will be paid the annual incentive that you would have received under the Company’s Annual Incentive Plan if you had remained employed by the Company through the date of determination of annual incentives by the Committee, with the determination of the amount, if any, of such annual incentive based on the Company’s performance in relation to the applicable performance targets previously established by the Company for such fiscal year, as determined in good faith by the Committee and with negative discretion exercised only in a manner consistent with such exercise for other senior executives who remain employed through the determination date.

(C)                                If the terms of any plan, program, policy, agreement or arrangement of the Company or any subsidiary or affiliate would provide for payment of the Current Annual Incentive or the Prior Year Annual Incentive more favorable to you than under (A) and (B) above, you shall remain entitled to the additional benefit of such terms but taking into account and not duplicating the payments hereunder.

(iii) You will be entitled to coverage during the applicable COBRA health care continuation coverage period under Code Section 4980B, or any replacement or successor provision of United States tax law to the extent you so elect.  Accordingly, if you so elect, you will receive cash payments equal on an after-tax basis to the net monthly premium cost to you to purchase such COBRA continuation coverage for yourself, your spouse and your eligible dependents (subtracting any portion of such monthly premium (adjusted to be tax neutral to you) which you would have been required to contribute had you remained employed, to determine the net monthly premium cost), on or about the fifth day of each month for the duration of your COBRA continuation period, subject to Section 7(a).

(iv)  The Company will pay to you all earned and unpaid and/or vested, non-forfeitable amounts owing or accrued at your Date of Termination (including any earned but unpaid base salary and vacation) under any compensation and benefit plans, programs, and arrangements of the Company and subsidiaries or affiliates in which you theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued, but without duplication of payments or benefits hereunder; and

(v)  You will be reimbursed for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Date of Termination, at the time specified in accordance with such policy.

(c)                Time of Payment.

(i)    The Company’s obligation to make the payments provided for in Section 3(b)(i) and (ii) (the “Termination Payments”) shall be subject to your execution of a release, in the form attached as Exhibit A (modified to reflect any enhanced legal rights you may have in light of the circumstances of your Termination), which you have not revoked by the end of any applicable revocation period.  The end of such revocation period (not later than 52 days after your Termination) shall be the “Designated Payment Date.”

(ii)   The following rules will apply to the Termination Payments:

(A)      Separate Payments.  The amounts payable under Sections 3(b)(i), 3(b)(ii)(A) and 3(b)(ii)(B) shall each be deemed a separate payment under Code Section 409A, subject to the additional provisions in this Section 3(c)(ii)(A).  If under any other severance, employment or similar agreement you have a right to payments that constitute the same “payment” as any portion of the Termination Payment for purposes of Section 409A (a “Corresponding Payment”), if such Corresponding Payment is payable in installments, each installment shall be deemed a separate payment for purposes of Section 409A (unless otherwise provided under such separate agreement), and if such Corresponding Payment is not payable in installments, then the aggregate amount of each identifiable Corresponding Payment shall be deemed a separate payment for purposes of Section 409A.  For any given separate Termination Payment, the portion of such Termination Payment that equals the maximum aggregate amount of the Corresponding Payments to which you had a legally binding right apart from this Agreement (i.e., payable in some circumstances in the absence of a Change in Control), or the present value thereof, if such present valuing is required to comply with Section 409A, is referred to herein as the “Base Payment.” The portion of such Termination Payment that exceeds the Base Payment is referred to herein as the “Additional Payment.” Such Additional Payment in each case shall be deemed to be a separate payment for purposes of Section 409A (applied separately for each of Section 3(b)(i), (ii)(A) and (ii)(B).

(B)        Termination Payment Treatment Rules.  If a Corresponding Payment was potentially payable in installments, each such installment and the corresponding amount of the Base Payment, to the extent qualifying as separate payments under Code Section 409A, shall be treated as follows for purposes of Section 409A:

(1) Installments payable during the year of termination and by the “2 ½ Month Deadline” (as hereinafter defined) shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4).  The “2 ½ Month Deadline” means, for a termination in a given calendar year, March 15 of the following year;

(2) Installments payable during the period within six months after termination, to the extent not covered by Section 3(c)(ii)(B)(1), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-

times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii);

(3)  To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 3(c)(ii)(B)(2) to payments within six months after termination, installments payable beyond six months after termination shall be excluded, to the maximum extent possible, by such “two-years/two-times” exclusion (applied in the reverse order of payment of the installments — that is, first to the latest installments (payable not later than the end of the second calendar year following the year of termination) and then to earlier installments); and

(4)  All installments not covered by Section 3(c)(B)(1), (2) and (3) shall be paid at the applicable installment payment date in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule of Section 3(c)(iii) to the extent applicable.

If a Corresponding Payment was potentially payable as a lump sum and not in installments, such Corresponding Payment (i.e., the corresponding amount of the Base Payment), to the extent qualifying as separate payments under Code Section 409A, shall be treated as follows for purposes of Section 409A:

(5) If the Corresponding Payment constituted a short-term deferral under Treasury Regulation § 1.409A-1(b)(4) or, to the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 3(c)(ii)(B)(2) and (3), constituted amounts payable under such “two-year/two-times” exclusion, the corresponding amount of the Base Payment shall be excluded from being a deferral of compensation under Code Section 409A;

(6)          If the Corresponding Payment constituted a deferral of compensation under Code Section 409A, then the corresponding amount of the Base Payment shall constitute a deferral of compensation under Section 409A;

Portions of any Base Payment covered by Section 3(c)(ii)(B)(1), (2), (3) and/or (5) above shall be payable as a lump sum at the Designated Payment Date, and portions of the Base Payment covered by Section 3(c)(ii)(B)(4) and/or (6) above shall be payable, subject to Section 3(c)(iii) (the six-month delay rule), in a lump sum at the Designated Payment Date if such Termination has occurred within two years following a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(10) (a “409A Change in Control”), and in any other case shall be payable at the applicable time the Corresponding Payment would have been payable, subject to Section 3(c)(iii) (the six-month delay rule).

If a Termination Payment not constituting a Base Payment (including any Additional Payment) is payable, such payment shall be treated as follows for purposes of Section 409A:

(7)          The Termination Payment, to the maximum extent possible, shall be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4);

(8)  To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 3(c)(ii)(B)(2), (3) and/or (5), the Termination Payment, to the extent not covered by Section 3(c)(ii)(B)(7), shall, to the maximum extent possible, be deemed to constitute an amount payable under the “two-year/two-times” exclusion; and

(9)  Any portion of such Termination Payment not covered by Section 3(c)(ii)(B)(7) and (8) shall be deemed to be a deferral of compensation for purposes of Section 409A

A Termination Payment not constituting a Base Payment (including any Additional Payment) shall be paid at the Designated Payment Date, provided that any such Termination Payment specified in Section 3(c)(ii)(B)(9) shall be subject to Section 3(c)(iii) (the six-month delay rule).

(iii)      Six-Month Delay Rule.

(A)      General Rule.  Other provisions of this Agreement notwithstanding, the six-month delay rule will apply to any payments and benefits under the Agreement if all of the following conditions are met:

(1)          You are a “specified employee” for purposes of Code Section 409A.

(2)          The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six months after your termination.

(B)        Effect of Rule.  If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement within six months after your Termination.

(1)          Any delayed payment or benefit shall be payable on the date six months after your Termination, without interest on any delayed cash payment.

(2)          During the six-month delay period, accelerated payment will occur in the event of your death but not for any other reason, except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 — A-6.

(3)   Any payment that is not triggered by a Termination, or is triggered by a Termination but would be made more than six months after the Termination (without applying this six-month delay rule), or would be payable at a fixed date not tied to Termination that is earlier than the expiration of the six-month delay period, shall be unaffected by the six-month delay rule.

(iv)   Other Provisions.

(A)  Good Reason.  The definition of “Good Reason” under this Agreement was intended to qualify as an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and it shall be so construed and interpreted.

(B)        Non-transferability.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by your creditors or the creditors of any of your beneficiaries.

(C)        No Acceleration.  The timing of payments and benefits under this Agreement which constitute a deferral of compensation under Code Section 409A may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without your incurring a tax penalty.

(D)       Influence Over Timing of Payments.  You shall not be entitled to exercise any influence over the time of payment of any amount payable hereunder if the permitted payment period would include portions of two different tax years.

(E)         References to Other Plans.  References in this Agreement to the obligation of the Company to pay amounts under other plans, including your vested portion of any deferred compensation or other benefit plan, shall not be construed to modify the timing of payment, which shall be governed by such other plans.

(F)   Setoff Timing Rule.  Any amount that may be retained by the Company and applied to repay an obligation to the Company under this Agreement may only be so applied at the time it otherwise would have been payable to you, and cannot operate to relieve you of any obligation to repay at any time prior to the time such amount becomes payable.

(d)                Notice. During the Protected Period, any purported Termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto.

(e)                Certain Definitions. Except as otherwise indicated in this Agreement, all definitions in this Section 3(e) shall be applicable during the Protected Period only.

(i)                                     Cause. “Cause” for Termination by the Company of your employment, for purposes of this Agreement, shall mean (A) your willful misconduct, dishonesty, misappropriation, breach of fiduciary duty or act involving fraud or material dishonesty by you with regard to the Company and its affiliates or any of its or their assets or businesses; (B) your conviction or your pleading of nolo contendere with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or (C) any material breach by you of the provisions of this Agreement or material violation of the Company’s code of conduct or other policy which is not cured within 30 days after written notice to you of such breach or violation from the Board of Directors of the Company.

(ii)                                  Date of Termination. “Date of Termination” shall mean the date of employment termination specified in the Notice of Termination which, in the case of a

Termination by the Company (other than a Termination for Cause), shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a Termination by you, shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given.

(iii)                               Good Reason. “Good Reason” for Termination of your employment will mean the occurrence, without your written consent, of any one of the following, provided that you have given Notice of Termination to the Company within 90 days after the initial existence of the condition giving rise to your asserted Good Reason, and the Company has failed to fully correct the Good Reason by your Date of Termination (which must be at least 30 days after the Notice is given) specified in the Notice of Termination (such correction by the Company having the effect of canceling such Notice and the resulting Termination), and your separation from service occurs within one year after the initial existence of circumstances constituting Good Reason:

(A)                  The assignment to you of any duties inconsistent in any material respect with your position, authority or responsibilities immediately prior to the occurrence of the Change in Control and materially adverse to you, or any other material adverse change in such position, including authority or responsibilities; for this purpose, it shall constitute “Good Reason” if you shall be required to report primarily to any person or body other than the Board of Directors of the ultimate parent company or, if you reported to the Chief Executive Officer of the Company during the 60-day period prior to the Change in Control, to a person other than the Chief Executive Officer of the Company or an equal or higher ranking senior executive officer of the ultimate parent company.

(B)                  A material reduction by the Company in either (i) your annual base salary in effect immediately prior to the Change in Control and as such base salary thereafter may have been increased, (ii) your annual incentive opportunity as a percentage of base salary, or (iii) your annual equity award (as specified below). For this purpose, a reduction of $20,000 in amount or value, on an annualized basis, of any of these elements of compensation or of these elements in the aggregate will be deemed “material” (other changes may be material in the particular circumstances).  The annual equity award shall be deemed to have a value determined in a manner consistent with the Company’s internal valuation method for such awards used at the time of grant.  It shall not constitute a material reduction in the annual equity grant for the Company to change the form of such award to either equity of the surviving parent corporation or cash, provided the value thereof is not materially reduced; or

(C)                  The relocation of the principal place of your employment to a location more than thirty (30) miles from the location of such place of employment on the date of this Agreement (or other location at which you previously had agreed to work); except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control.

(vi)                              Notice of Termination. “Notice of Termination” shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of your employment under the provision so indicated.

(vii)                           Termination.  “Termination” means an event by which your employment relationship with the Company and all subsidiaries has ended, provided that, with respect to any payment hereunder which is deemed to be a non-excluded deferral of compensation under Treasury Regulation § 1.409A-1(b), a Termination will occur at the time at which you have had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

4.         Provisions Relating to Possible Excise Tax.

(a)           Cut-Back to Maximize Retained After-Tax Amounts.  The Company will reduce any payment relating to a Change in Control (with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of the Company (together, “Severance Payments”) to the Reduced Amount (as defined below) if but only if reducing the Severance Payment would provide to you a greater net after-tax amount of Severance Payments than would be the case if no such reduction took place.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Severance Payments without causing any Severance Payment to be subject to the excise tax under Section 4999 (and related Section 280G) of the Code, determined in accordance with Section 280G(d)(4) of the Code.  Any reduction in Severance Payments shall be implemented in accordance with Section 4(b).

(b)           Implementation Rules.  Any reduction in payments under Section 4(a) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be measured (to be minimally reduced, for purposes of this provision) by the intrinsic value of the equity award at the date of such vesting.  You will be advised of the determination as to which compensation will be reduced and the reasons therefor, and you and your advisors will be entitled to present information that may be relevant to this determination. No reduction shall be applied to an amount that constitutes a deferral of compensation under Code Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Code Section 409A that is not currently payable.

For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)            The Severance Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to a majority of the employees who have Change in Control Agreements, the Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax.

(ii)           The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining reductions in compensation under Section 4(b), if any, you will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any affect on federal income taxes from payment of state and local income taxes.  Compensation will be adjusted not later than the applicable deadline under Code Section 409A to provide for accurate payments under the cut-back provision of Section 4(b), but after any such deadline no further adjustment will be made if it would result in a tax penalty under Section 409A.

(c)           Internal Revenue Service Proceedings.  The Company shall have the right to control all proceedings with the Internal Revenue Service (or relating thereto) that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which compensation may be reduced hereunder, and you will be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority.  You agree to cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax.

5.                           Mitigation.

You will not be required to mitigate the amount of payments provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payments provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

6.         Covenants for Protection of Company’s Business.

In consideration for the payments and benefits provided by the Company under this Agreement, by your execution of this agreement you agree as follows:

(i)                                     You agree that you will not (except on behalf of the Company) during your employment with the Company and during the period of 12 months thereafter (the “Restrictive Period”; this applies whether or not Termination occurs in the Protected Period) employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is an employee of the Company or was an employee of the Company at any time during the period commencing 12 months prior to the Date of Termination.  After Termination of your employment, except as required by law: (A) You will refrain from disparaging, whether orally, in writing or in other media, the Company, its affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (B) the Company will not disparage you or otherwise comment upon your employment performance other than as may be requested by you.

(ii)           You will not at any time, directly or indirectly, without the Company’s prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company’s business or in your performance of your responsibilities for the Company) any confidential, proprietary or trade secret information that was either acquired by you during your employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the “Confidential Information”), except for disclosure required by law.  After Termination of your employment with the Company for any reason and upon the written request of the Company, you shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium, including digital files and documents without retaining copies thereof) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken.  The foregoing notwithstanding, the following shall not constitute Confidential Information: (A) Information that is already in the public domain at the time of its disclosure to you; (B) Information that, after its disclosure to you, becomes part of the public domain by publication or otherwise other than through your act; and (C) Information that you received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.

7.         Miscellaneous.

(a)           Timing Rules for Reimbursements. Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(i)  the amount of expenses eligible for reimbursement or in-kind benefits provided in any one of your taxable years shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other of your taxable years;

(ii)  the reimbursement of any expense shall be made each calendar quarter and not later than the last day of your taxable year following the taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date);

(iii)  the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

Executive’s right to reimbursements under this Agreement shall be treated as a right to a series of separate payments under Treasury Regulation § 1.409A-2(b)(2)(iii) of the Regulations.

(b)               Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(c)              Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

(d)               Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered or (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Chief Executive Officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(e)               Modifications. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed on behalf of the Company by an authorized officer and, if adverse to you, is signed by you.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(f)                Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT  WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(g)               Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(h)               Surviving Obligations. The obligations of the Company and your obligations under this Agreement (including under Section 6) shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.

(i)                Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(j)                Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k)               Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the Term supersedes the provisions of all prior agreements (including any prior Change in Control Agreement between the parties), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein; provided, however, that any agreement providing for severance or post-termination benefits for specified terminations not within the Protected Period is not superseded by this Agreement, except insofar as such other agreement provided for severance and other post-termination benefits for a termination which, under this Agreement, would trigger payments of severance and other post-termination benefits (and subject to any provision herein providing you with any benefit under such other Agreement in excess of the level of benefit hereunder). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  Anything to the contrary in this Agreement notwithstanding, the procedural provisions of this Agreement shall apply to all payments and benefits payable as a result of a Change in Control (or other change in control) under any employee benefit plan, agreement, program, policy or arrangement of the Company.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

INFORMATION SERVICES GROUP, INC.

	By:	/s/ Harry Somerdyk
Harry Somerdyk
Chief Human Resources & Communications Officer

Agreed to this 7th day of January, 2011.

/s/ Michael Connors
Michael Connors

EXHIBIT A

Form of Release

Michael Connors (the “Executive”) agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Information Services Group Inc. (the “Company”), the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, insurers and attorneys, and agents and representatives of such entities, in such capacities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company and benefit plan administrators, and the successors of the Company or any of the foregoing entities (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against the Company or the Releasees based on any events or circumstances arising or occurring on or prior to the date this Release is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment with the Company or the termination thereof, the Executive’s status at any time as a holder of any securities of the Company, or otherwise.  This includes, but is not limited to, a release of any and all claims arising under the laws of the United States, any other country, or any state, or locality relating to employment, or securities, including, without limitation, claims of wrongful discharge, breach of express or implied contract (whether oral or written), fraud, misrepresentation, defamation, or liability in tort, common law or public policy, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Delaware Discrimination in Employment Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar statutes, ordinances, and regulations of the United States, any other country, or any state or locality.  This release of claims further includes, but is not limited to, Executive’s waiver of any right or claim to compensation, wages, back pay, reinstatement or re-employment, bonuses, or benefits of any kind or any nature arising or derivative from Executive’s employment with the Company, the termination thereof, or otherwise; provided, however, notwithstanding anything to the contrary set forth herein, that this general release shall not extend to (x) amounts owed to or rights available for the Executive under that certain Change-in-Control Agreement dated January 7, 2011, by and between the Company and the Executive (the “Change-in-Control Agreement”) and (y) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of his employment with the Company or benefit claims under employee welfare benefit plans for covered occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by the Executive.  This Release does not waive any rights to indemnification the Executive has under any insurance policy, by laws or other documents or agreements to which Executive may be entitled for actions taken in good faith during the term of his employment.

The Executive hereby represents and warrants to the Company and the Releasees that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company or the other Releasees.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA).  The Executive understands and warrants that he has been given a period of 21 days to review and consider this Release.  The Executive further acknowledges that the consideration given for this Release is in addition to anything of value to which he is already entitled.  The Executive is hereby advised to consult with an attorney prior to executing the Release.  By his signature below, the Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release and that this waiver and release is knowing and voluntary.  The Executive further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so.

The Executive further warrants that he understands that he has seven days after signing this Release to revoke the Release by notice in writing to the Company’s General Counsel delivered by hand, certified mail or courier service.  This Release shall be binding, effective, and enforceable upon both parties upon the expiration of this seven-day revocation period without the Company’s General Counsel having received such revocation, but if the Executive revokes the Release during such time, the Executive understands that the Executive will forfeit any rights he may have to any termination payments otherwise due under the Change-in-Control Agreement.

By signing this Release, the Executive acknowledges that:  he has relied entirely upon his  own judgment, and that he has had the opportunity to consult with legal, financial and other personal advisors of his own choosing in assessing whether to execute this Release; no representation, statement, promise, inducement, threat or suggestion has been made by the Company or any other Releasee to influence Executive to sign this Release except such statements as are expressly set forth herein; Executive understands that by signing this Agreement he is releasing the Company and the Releasees of all claims against them; Executive has read this Release and understands its terms; Executive has been given a reasonable period of time to consider its terms and effect; and Executive voluntarily agree to the terms of this Release.

Executed this        day of                                   , 201

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